TIDAL ETF TRUST N-14

Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 30, 2024, relating to the financial statements and financial highlights of ATAC Rotation Fund, a series of Managed Portfolio Series, which are included in Form N-CSR for the year ended August 31, 2024, and to the references to our firm under the headings “How Do the Boards and the Funds’ Other Service Providers Compare?”, “Auditors”, and “Exhibit C - Financial Highlights” in the Proxy Statement/Prospectus.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

March 14, 2025